Exhibit 10.5
Loan Agreement

This Loan Agreement (this “Agreement”), is made effective this ___th day of May, 2008 by and between WLoans, LLC, a Colorado limited liability company with a principal place of business located at 3100 Arapahoe, Suite 301, Boulder Colorado 80303 (“Lender”); AeroGrow International, Inc., a Nevada corporation with a principal place of business located at 6075 Longbow Drive, Boulder Colorado 80301 (“Borrower”); and Jack J. Walker, an individual with a residence located at 1270 Old Tale Road, Boulder Colorado 80303 (“Walker”).

Background

A.
Borrower and Lender desire to set forth herein the terms and conditions pursuant to which Lender shall loan to Borrower an amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) (the “Loan”) to be repaid in accordance with the terms set forth herein; and

B.	Walker and Borrower desire to set forth herein terms and conditions pursuant to which Walker shall act as a co-borrower with Borrower on that certain loan with First National Bank (the “FNB Loan”).

Now, Therefore, in consideration of the premises and mutual covenants set forth herein, the parties hereto hereby agree as follows:

Agreement
1. The Loan

1.1 Loan and Note.  Upon the terms and subject to the conditions hereinafter set forth, Lender shall from time to time, disburse funds (each a “Loan Disbursement”) to Borrower at Borrower’s written request, up to a maximum of One Million Five Hundred Thousand Dollars ($1,500,000) in total outstanding principal (the “Principal Amount”), for use in the business of the Borrower.  The Loan shall be evidenced by a promissory note executed in connection with this Agreement (the “Note”).

1.2 Loan Disbursements.  Loan Disbursements shall be made upon at least fourteen (14) business days’ written notice to Lender (each, a “Disbursement Request”).  The minimum amount of each Loan Disbursement shall be not less than One Hundred Thousand Dollars ($100,000).  Only one (1) Loan Disbursement shall be permitted in any thirty (30) day period.  This is not a revolving line and the total amount of Loan Disbursements will not exceed One Million Five Hundred Thousand Dollars ($1,500,000); any principal amounts repaid shall not increase any remaining amount available for disbursement.

1.3 Interest.  The interest rate on the Loan shall be at an annual rate of twelve percent (12%) (the “Interest”).  Interest shall be compounded monthly and accrue on such of the Principal Amount as is outstanding (the “Outstanding Principal”).

1.4 Fees.  (a) Upon execution of this Agreement, Borrower shall have paid Lender a non-refundable commitment fee of $37,500 (“Commitment Fee”).

  (b) For the duration of this Agreement, Lender hereby covenants and agrees to hold available funds equal to the Principal Amount or the Retained Funds (as hereinafter defined), for disbursement under the Loan.  In consideration of Lender’s retention of sufficient funds to be available for disbursement under the Loan, Borrower shall pay a non-refundable fee in the amount equal to one percent (1%) of any Principal Amount which has not yet been disbursed (the “Retained Funds”), payable quarterly in advance (the “Holding Fee”).

1.5 Reimbursable Expenses.  Borrower shall reimburse Lender for any and all out-of-pocket costs and expenses incurred by Lender in connection with the preparation of this Agreement, the Note, the making of any Loan Disbursement and the documentation and consummation of any transactions contemplated herein, including without limitation, legal expenses, or any amounts incurred by Lender in seeking to collect any amount due under this Agreement, the Note or otherwise related to the Loan and to administer and enforce any of Lender’s rights hereunder (collectively, the “Reimbursable Expenses”).

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1.6 Payment Terms.  The Loan shall be due and payable on or before April 1, 2009 (the “Maturity Date”).  If not sooner paid, the entire Outstanding Principal, accrued Interest and accrued Holding Fees shall be due and payable on the Maturity Date.

 (a) Interest on any Outstanding Principal shall accrue from the date of any Loan Disbursement and shall be paid quarterly in arrears commencing on August ___, 2008.

 (b) Holding Fees shall accrue from the date first set forth above and be paid quarterly in advance, commencing on May ___, 2008.

1.7 Security.  As security for the Loan, Borrower hereby grants to Lender a security interest in and to all of the assets owned by Borrower, whether now existing or hereafter from time to time acquired (collectively, the “Collateral”).  Lender’s security interest shall be subordinate to security interests granted by Borrower to secure the line of credit between Borrower and FCC, LLC, d/b/a First Capital (the “First Capital Loan”) and the security interest granted by Borrower to secure the FNB Loan.

1.8 Termination of Obligations.  In the event Borrower receives any equity financing, the entire Outstanding Principal, accrued Interest and accrued Holding Fees shall become immediately due and payable and Lender’s obligations hereunder, including its obligation to hold sufficient funds available for the Loan, shall terminate.

2. Conditions Precedent to Making the Loan and Each Loan Disbursement.  Lender’s obligation to make the Loan or any Loan Disbursement hereunder shall be subject to the satisfaction in full or waiver of the following conditions precedent:

2.1 Borrower shall have delivered to Lender (a) an original of the Note evidencing the Loan, duly executed by Borrower; and (b) an original certificate signed by an officer of Borrower certifying (i) the corporate actions taken by Borrower authorizing execution of this Agreement and the Note; and (ii) the incumbency of the officer or officers authorized to sign this Agreement, the Note and any other documents delivered to Lender in connection with transactions contemplated hereby.

2.2 Borrower shall not be in default and no event which might become a default after the lapse of time, has occurred and is continuing under any of the terms or conditions contained in (a) this Agreement or the Note; (b) the FNB Loan; or (c) the First Capital Loan.  Collectively the First Capital Loan and the FNB Loan shall be referred to herein as the “Related Loans.”

2.3 Borrower’s representations and warranties as set forth herein are true, complete and correct when made and shall be true, complete and correct as of the date of any Loan Disbursement.

2.4 Borrower shall have established a committee made up of Borrower’s Chief Financial Officer and two (2) members of Borrower’s audit committee (the “Loan Committee”) and a majority of the Loan Committee shall have voted to request a Loan Disbursement.

2.5 Borrower shall have delivered to Lender an original Disbursement Request fully completed and duly executed by Borrower at least fourteen (14) days prior to the date of the requested disbursement.

2.6 Borrower shall have paid in full to Lender all Reimbursable Expenses incurred by Lender as of the date of any Loan Disbursement.

3. The FNB Loan.  Walker hereby agrees to act as a co-maker with Borrower on that certain promissory note in favor of First National Bank in the amount of One Million Dollars ($1,000,000) (the “FNB Note”) pursuant to the following terms and conditions:

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3.1 Service Fee.  In consideration of Walker’s acting as a co-maker on the FNB Note, upon execution of the FNB Note Borrower shall pay to Walker, in immediately available funds, a service fee of Fifty Thousand Dollars ($50,000) (the “Service Fee”).

3.2 Default on the FNB Loan.  In the event Walker is required to make payments on the FNB Note due to Borrower’s default thereon, (a) Walker shall, in his sole discretion, be entitled to purchase the FNB Note from First National Bank for the outstanding balance due on the FNB Note and the obligations of Borrower under the FNB Note will be assigned to Walker; and (b) Borrower shall be obligated to immediately repay to Walker any amounts expended by Walker in payments on the FNB Note (the “FNB Payments”), which FNB Payments shall bear interest at a rate of eighteen percent (18%) per annum from the date advanced until paid in full.

3.3 Termination.  Walker’s obligation under this Section 3 shall terminate on the one-year anniversary of the execution date of the FNB Note.  Upon such termination Borrower shall execute any such documents as required by Walker or First National Bank to release Walker from any further obligations under the FNB Note.

4. Affirmative Covenants.  Until the Loan is paid in full and all obligations have been performed by Borrower, Borrower agrees to do all the following unless waived by Lender in writing:

4.1 Payment of Principal and Interest.  Borrower shall punctually pay all amounts due under this Loan Agreement, the Note and the Related Loans, when and as the same shall become due and payable.

4.2 Compliance with Laws.  Borrower shall promptly and faithfully comply with, conform to and obey all applicable present and future laws, ordinances, rules, regulations and other requirements that could materially adversely affect the conduct of the operations of Borrower.

4.3 Prompt Notice.  Promptly after discovery thereof, Borrower will notify Lender of (i) the details of any action, proceeding, investigation or claim against or affecting Borrower instituted before any court, arbitrator or governmental authority or to Borrower's knowledge threatened to be instituted, which, if adversely determined, would be likely to have a material adverse effect on the financial condition or operations of Borrower, or result in a judgment or order against Borrower; (ii) any substantial dispute between Borrower and any governmental authority; and (iii) the occurrence of any Event of Default (as hereinafter defined) or other event which, with notice or lapse of time or both, would constitute an Event of Default.

4.4 Information Requests.  Borrower will provide such further information as Lender may reasonably request to determine whether Borrower is complying with its obligations under this Loan Agreement, the Note, the Related Loans and other documents executed in connection herewith, or to determine the financial condition of Borrower.

4.5 Change of Control.  Without the prior written consent of Lender, Borrower shall not (a) enter into any merger or consolidation, or sell, lease or otherwise dispose of all or substantially all of its assets; (b) create any new subsidiary or affiliate or issue any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock; (c) enter into any transaction outside the ordinary course of Borrower’s business; (d) change the state of its incorporation or principal place of business or enter into any transaction which has the effect of changing Borrower’s state of incorporation or principal place of business.

4.6 Business Operations.  Borrower’s general business and operations shall not be altered without the prior written consent of Lender.  Borrower shall conduct its business in a reasonable prudent manner in its ordinary course and Borrower will not perform or otherwise engage in any act which may result in any loss or diminution or restriction of any of the licenses, franchises or authority of Borrower to conduct the business which it has conducted prior to the date of this Agreement.
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4.7 Insurance.  Borrower shall continue to carry and maintain with reputable insurers, fire, extended coverage, liability and worker's compensation insurance in accordance with the customary practice of similar businesses.

4.8 Use and Care of Assets.  Borrower shall maintain its physical assets in a state of good repair and will not dispose of or otherwise deal in or with any of such assets in violation of any of the provisions of this Agreement.

4.9 Other Indebtedness.  Except for the Related Loans, Borrower shall not enter into any additional corporate borrowings without the prior written consent of Lender.

4.10 First Capital Certificate.  On or before the tenth (10th) day of each calendar month, Borrower agrees to provide First Capital the certificate described in the Agreement of Subordination and Assignment among Borrower, Lender and First Capital.

5. Events of Default.  The occurrence of any of the following shall constitute an event of default hereunder (“Event of Default”):

5.1 Default in Payment Obligations.  If Borrower shall fail to pay all or any portion of (a) the Outstanding Principal, when and as the same shall become due and payable, whether at the due date thereof or by acceleration or otherwise; (b) any installment of Interest due on the Note; or (c) any Holding Fees due on the Retained Funds, when and as the same shall become due and payable.

5.2 Default in Other Obligations.  If Borrower shall have failed to perform or observe any other obligation, covenant or agreement contained in this Agreement or the Note and such failure continues for twenty (20) days after written notice thereof from Lender.

5.3 Default on Related Loans.  If Borrower shall be in default of any payment obligation, other obligation, covenant or agreement contained in the Related Loans, and such default has not been cured within any applicable cure period related thereto.

5.4 Breach of Warranty.  If any representation or warranty made herein or in the Note or in any report, certificate, opinion, financial statement or other document or statement delivered pursuant to the provisions of this Agreement or the Note, or otherwise, shall prove to have been false or misleading in any material respect as of the date on which the same was made, and Borrower fails to cure such breach within twenty (20) days after written notice thereof from Lender.

5.5 Bankruptcy, Receivership, Insolvency, etc.  If Borrower shall (a) apply for or consent to the appointment of a receiver, trustee or liquidator for it or any of its property; (b) admit in writing an inability to pay its debts as they mature; (c) make a general assignment for the benefit of creditors; (d) be adjudicated a bankrupt or insolvent; (e) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation laws or statutes or file an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or if any such petition should be filed against Borrower and remain for sixty (60) days undismissed; (f) suffer any judgment or lien against it of $20,000 or more and such judgment or lien is not satisfied or dismissed within sixty (60) days; or (g) be insolvent, as evidenced by a general inability to pay its debts as they mature (but not including its non-recourse debts).

6. Remedies.  In addition to any other remedies set forth herein or in the Note, if any Event of Default shall occur and be continuing, Lender may, at its option, exercise any rights granted to Lender by law or under this Agreement, including without limitation, Lender may:

6.1 At its option and without notice or demand to Borrower or legal process of any kind accelerate and declare to be immediately due and payable, any Outstanding Principal, accrued and unpaid Interest, and accrued and unpaid Holding Fees, whereupon the same shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and Lender shall thereupon be entitled to institute proceedings to collect the same and to recover judgment for the same and to collect upon such judgment out of any property of Borrower wheresoever situated;

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6.2 Foreclose on the security interest and Collateral granted herein; and

6.3 Pursue each and every other right, remedy or power available to it under this Agreement, the Note and/or available to it at law or in equity.  Upon the occurrence of an Event of Default hereunder, any amounts due hereunder shall accrue interest at the rate of eighteen percent (18%) per annum from the due date therefor until paid in full.

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7. Representations And Warranties

7.1 Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and in good standing in the State of Colorado where it maintains a permanent business location and has the power and authority to enter into and perform its obligations under this Agreement and the documents related hereto.

7.2 This Agreement, the Note and any other loan documents to which Borrower is a party constitute the legal, valid and binding obligations of Borrower in accordance with their respective terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally, now or hereafter in effect; and the execution, delivery and performance of the same by Borrower do not violate any provision of law, any order of any court or other agency of government, Borrower’s Certificate of Incorporation and related organizational documentation, or any indenture, agreement or other instrument to which Borrower is a party; nor do the same conflict with, result in a breach of or, with giving of notice, or the passage of time, or both, constitute a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any security interest, lien, charge or encumbrance of any nature whatsoever upon any of its property or assets.

7.3 The execution and delivery by Borrower of this Agreement and the Note have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings or shareholder actions are necessary in order for Borrower to authorize the transactions contemplated hereby or thereby, the performance by Borrower of its obligations hereunder or thereunder or the consummation by Borrower of the transactions contemplated hereby or thereby.

7.4 Other than litigation regarding Vitacost, there are no suits or proceedings pending or, to the best knowledge of Borrower, threatened in any court or before any regulatory commission, board or other administrative agency against or affecting Borrower that could reasonably be expected to prevent, impede or otherwise adversely affect Borrower’s ability to ability to perform its obligations under this Agreement or the Note.

7.5 Other than as shown on the attached schedule of existing indebtedness, Borrower is not now obligated, whether directly or indirectly, for any loans or other indebtedness for borrowed money other than (a) the Related Loans; (b) such unsecured indebtedness to trade creditors arising in the ordinary course of Borrower’s business; and (c) unsecured indebtedness arising from the endorsement of drafts and other instruments for collection, in the ordinary course of Borrower’s business.

7.6 Borrower is the owner of the Collateral (or, in the case of after-acquired Collateral, at the time Borrower acquires rights in the Collateral, will be the owner thereof) and no other person or entity has (or, in the case of after-acquired Collateral, at the time Borrower acquires rights therein, will have) any right, title, claim, lien or interest in, against or to the Collateral, other than the Related Loans; and (b) upon the filing of UCC-1 financing statements in the appropriate filing offices, Lender has (or in the case of after-acquired Collateral, at the time Borrower acquires rights therein, will have) a third priority perfected security interest in the Collateral to the extent that a security interest in the Collateral can be perfected by such filing, except only for the Related Loans.

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8. Miscellaneous.

8.1 Forbearance by Lender Not A Waiver; Remedies Cumulative.  No extension, postponement, forbearance, delay or failure on the part of the Lender of this Agreement in the exercise of any power, right or remedy hereunder or at law or in equity, shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power, right or remedy.  All rights, powers and remedies of Lender shall be cumulative and may be exercised simultaneously or from time to time in such order and manner as Lender in its sole discretion may elect.

8.2 Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed duly given or served upon the earlier of (a) personal service; (b) actual receipt; (c) the day of transmission in the event of a facsimile transmission with both confirmation of transmission and a copy sent postage prepaid by US mail, or an overnight courier service; (d) one day following posting if sent by an overnight courier service; or (e) three days following posting, if sent by U.S. mail, postage prepaid, to the party at the address set forth above.  Any party may change the address to which notices shall be sent by giving written notice to such effect to the other party.

8.3 Governing Law; Venue; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, including all matters of construction, validity and performance.  The parties agree that any action or proceeding commenced under or with respect to this Agreement shall be brought only in the county or district courts of Boulder County, Colorado, and the parties irrevocably consent to the jurisdiction of such courts and waive any right to alter or change venue, including by removal.

8.4 Entire Agreement; Severability; Amendments.  This Agreement and the Note constitutes the entire understanding or agreement between the parties hereto and thereto, and there is no understanding or agreement, oral or written, which is not set forth herein or therein.  In the event any provision of this Agreement shall be prohibited or unenforceable in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law, or if for any reason it is not deemed so modified, it shall be ineffective only to the extent of such prohibition or unenforceability without affecting the remaining provisions hereof, and any such prohibition or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction.  This Agreement may not be amended, modified or changed, nor shall any waiver by Lender of any provision of this Agreement be effective, except by written instrument signed by the party against whom enforcement of such amendment, modification or waiver is sought.

8.5 Benefit of Agreement; Assignment.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the respective successors, permitted assigns, heirs, beneficiaries and representatives of the parties hereto.  Lender or any holder hereof may at any time, with or without notice to Borrower, assign or otherwise transfer its rights hereunder to any third party.  Borrower may not assign, delegate or otherwise transfer any of its rights and obligations hereunder without the prior written consent of Lender.

8.6 Prevailing Party Attorney Fees.  Should any party institute any legal proceeding to enforce any term or provision of this Agreement, the prevailing party shall be entitled to reasonable attorney fees and the reimbursement of related costs.

8.7 Construction.  The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.  This Agreement shall not be construed against any party regardless of who is responsible for its drafting.

8.8 Further Assurances.  Each party shall perform any further acts and execute and deliver any documents that reasonably may be necessary and requested to carry out the provisions and intent of this Agreement.

8.9 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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8.10 Waiver of Conflicts.  Borrower acknowledges that Jack Walker, the Co-Borrower on the FNB Loan and the Manager of the Lender, is also a director of the Borrower.  Mr. Walker has not participated in the determination of the Borrower’s Board of Directors to enter into this Loan Agreement, and the Borrower waives any conflict of interest in connection with the transactions contemplated by this Agreement.  The Borrower acknowledges and agrees that Mr. Walker will have the right to take all actions relating to this Agreement and the transactions contemplated by this Agreement in his fiduciary capacity as Manager of the Lender or in his individual capacity as Co-Borrower on the FNB Loan.

In Witness Whereof, the parties have executed this Agreement Note as of the day and year first above written.

Borrower: AeroGrow International, Inc. By: _____________________________________ Jervis B. Perkins, Chief Executive Officer	Lender: WLoans, LLC By: ________________________________ Jack J. Walker, Manager
Co-Borrower (FNB Loan): ________________________________________ Jack J. Walker

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